Exhibit 16.1

December 28, 2005

Securities	and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hoku Scientific, Inc. (the “Company”) and, under the date of April 18, 2005 except as to note 8(b), which is as of July 2, 2005 and notes 8(c) and 8(d), which are as of July 12, 2005, we reported on the financial statements of the Company as of and for the years ended March 31, 2004 and 2005. On December 21, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 28, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Company’s statement that it engaged Ernst & Young LLP on December 26, 2005 or the Company’s statements contained in paragraph (a)(iii) or (b) of Item 4.01.

Very truly yours,

/s/ KPMG LLP